SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 8, 2010
Date of Report (Date of earliest event reported)

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UNITY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

   1-12431
(Commission File Number)

22-3282551
(IRS Employer Identification No.)

64 Old Highway 22
Clinton, NJ 08809
(Address of Principal Executive Office)

(908) 730-7630
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today the appointment of Mr. Ray Kenwell, as Executive Vice President and Chief Lending Officer.  In this role Mr. Kenwell will now assume responsibility for both commercial and SBA lending. Mr. Kenwell has over 37 years experience in the financial services industry, including positions of President and Chief Operating Officer of Universal Interlock Corporation, Executive Vice President and Division Head of Lending at United Trust Bank and Vice President of the Special Assets Group at National Westminster Bank.  Mr. Kenwell has also served in several lending capacities at Heritage Bank and Somerset Trust Company.

Mr. David Hensley, who was previously the Company’s Acting Chief Lending Officer, will remain with the Company.   Mr. Hensley primary responsibility will be the ongoing maintenance and monitoring of our existing loan portfolio.

Name and Position	Age	Principal Occupation for the Past Five Years	Since	Term Expires

Ray Kenwell Executive Vice President and Chief Lending Officer	58	President and Chief Operating Officer, Universal Interlock Corporation; Executive Vice president, Division Head of Lending of United Trust Bank.	2010	N/A(1)
(1) Under New Jersey law, officers serve at the pleasure of the Board of Directors, and do not have set terms.

There are no arrangements or understandings between Mr. Kenwell and any other persons pursuant to which Mr. Kenwell was selected as Chief Lending Officer. Mr. Kenwell has no family relationship with any other director or executive officer of the Registrant, nor with any person nominated or chosen to serve as a director or executive officer of the Registrant.

There are no “related party transactions” between Mr. Kenwell and the Company or the Bank which require disclosure.

There are no material plans, contracts or other arrangements (or amendments thereto) to which Mr. Kenwell is a party, or in which he participates, that was entered into or amended, in connection with Mr. Kenwell being appointed as Executive Vice President and Chief Lending Officer.

Exhibit	Description of Exhibit

99.1	Press release issued by the Registrant on February 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY BANCORP, INC.
Date: February 8, 2010	By:	/s/ Alan J. Bedner, Jr.
Alan J. Bedner, Jr. EVP and Chief Financial Officer